Exhibit 5.1

SIDLEY AUSTIN LLP	BEIJING	HONG KONG	SHANGHAI
ONE SOUTH DEARBORN STREET	BOSTON	HOUSTON	SINGAPORE
CHICAGO, IL 60603	BRUSSELS	LONDON	SYDNEY
(312) 853 7000	CENTURY CITY	LOS ANGELES	TOKYO
(312) 853 7036 FAX	CHICAGO	NEW YORK	WASHINGTON, D.C.
	DALLAS	PALO ALTO
	GENEVA	SAN FRANCISCO
FOUNDED 1866

August 7, 2015

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Re:	7.375% Senior Notes due 2019

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Great Lakes Dredge & Dock Corporation, a Delaware corporation (the “Company”), and the direct and indirect subsidiaries of the Company listed in Schedule I hereto (the “Guarantors”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $25,000,000 principal amount of the Company’s 7.375% Senior Notes due 2019 (the “New Notes”) and the related guarantees of the New Notes (the “New Guarantees”) by the Guarantors, which are to be offered in exchange for an equivalent aggregate principal amount of the Company’s outstanding 7.375% Senior Notes due 2019 (the “Old Notes”) and the related guarantees of the Old Notes (the “Old Guarantees”) by the Guarantors. The Old Notes and the Old Guarantees were, and the New Notes and the New Guarantees will be, issued under an Indenture dated as of January 28, 2011, as supplemented by that certain First Supplemental Indenture dated as of May 6, 2011, that certain Second Supplemental Indenture dated as of January 15, 2013 and that certain Third Supplemental Indenture dated as of November 19, 2014 (as supplemented, the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). We refer to each of the Guarantors identified in Schedule I as being incorporated or formed under the laws of the State of Delaware as the “Specified Guarantors”.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture and the resolutions adopted by the board of directors of the Company relating to the Registration Statement, the Indenture and the issuance of Old Notes and the New Notes by the Company and the resolutions adopted by the board of directors or similar governing body of each Specified Guarantor relating to the Registration Statement, the Indenture and the issuance by such Specified Guarantor of the Old Guarantee and the New Guarantee. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and the Specified Guarantors and other corporate documents and instruments, and

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships.

Great Lakes Dredge & Dock Corporation

August 7, 2015

have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company and the Specified Guarantors.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that the New Notes will be validly issued and binding obligations of the Company and the New Guarantees by the Guarantors will be valid and binding obligations of the Guarantors when:

(i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; and

(ii) the New Notes shall have been duly executed by authorized officers of the Company and authenticated by the Trustee, all in accordance with the Indenture, and shall have been duly delivered against surrender and cancellation of a like principal amount of the Old Notes in the manner described in the Registration Statement.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto; provided that (x) we make no such assumption in clause (i) or (ii) insofar as such assumption relates to the Company or the Specified Guarantors, and (y) we make no assumption in clause (iii) insofar as such assumption relates to the Company or any Guarantor. We have also assumed that no event has occurred or will occur that would cause the release of the New Guarantee by any Guarantor under the terms of the Indenture.

Great Lakes Dredge & Dock Corporation

August 7, 2015

This opinion letter is limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sidley Austin LLP

Schedule I

Name of Guarantor	State of Incorporation or Formation
Great Lakes Dredge & Dock Company, LLC	Delaware
Dawson Marine Services Company	Delaware
Great Lakes Dredge & Dock Environmental, Inc.	Delaware
NASDI Holdings, LLC	Delaware
Fifty-Three Dredging Corporation	New Jersey
Terra Contracting Services, LLC	Delaware
Terra Fluid Management LLC	Delaware
Great Lakes Environmental & Infrastructure Solutions, LLC	Delaware
Magnus Pacific, LLC	Delaware